Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Novatel Wireless, Inc. and subsidiaries:

We consent to the use of our reports dated March 15, 2009, with respect to the consolidated balance sheets of Novatel Wireless, Inc. and subsidiaries (the “Company”) as of December 31, 2008 and 2007, and the related consolidated statements of operations, stockholders’ equity and comprehensive income, and cash flows for each of the years in the three-year period ended December 31, 2008, the accompanying financial statement Schedule II, and the effectiveness of internal control over financial reporting as of December 31, 2008, incorporated herein by reference.

Our report on the consolidated financial statements contains an explanatory paragraph that states that the Company adopted the disclosure provision of Financial Accounting Standards No. 157, Fair Value Measurements, in 2008, and changed its method of accounting for uncertainty in income taxes in 2007 due to the adoption of Financial Accounting Standards Board Interpretation 48, Accounting for Uncertainty In Income Taxes—an Interpretation of FASB Statement 109.

/s/ KPMG LLP

San Diego, California

November 9, 2009